FORM 144

                    U.S. SECURITIES AND EXCHANGE COMMISSION                                              --------------------------
                              WASHINGTON, DC 20549                                                           S.E.C. USE ONLY
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                     NOTICE OF PROPOSED SALE OF SECURITIES                                               DOCUMENTARY SEQUENCE NO.
             PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933
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ATTENTION: Transmit for filing three copies of this form concurrently with                               CUSIP NUMBER
           either placing an order with a broker to execute a sale or executing
           a sale directly with a market maker.                                                          --------------------------
                                                                                                         WORK LOCATION

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 1(a) NAME OF ISSUER                                         (b) IRS IDENT. NO.       (c) S.E.C. FILE NO.

      Cal Dive International, Inc.                               95-3409686                026811-0000
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 1(d) ADDRESS OF ISSUER                   STREET           CITY           STATE           ZIP CODE             (e) TELEPHONE NO.
                                                                                                            ------------------------
      400 N. Sam Houston Pkwy. E. #400                    Houston         Texas            77060             AREA CODE     NUMBER
                                                                                                                281       618-0400
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 2(a) NAME OF PERSON FOR WHOSE ACCOUNT   (b) SOCIAL SECURITY        (c) RELATIONSHIP   (d) ADDRESS   STREET   CITY   STATE  ZIP CODE
      THE SECURITIES ARE TO BE SOLD          NO. OR IRS IDENT. NO.      TO ISSUER
                                                                                           400 N. Sam Houston Pkwy. E. #400
      Owen Kratz                             ###-##-####                Officer                              Houston,  TX    77060
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 INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.
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       3(a)                            (b)                                                    (c)                  (d)
   TITLE OF THE          NAME AND ADDRESS OF EACH BROKER           S.E.C. USE ONLY     NUMBER OF SHARES         AGGREGATE
     CLASS OF         THROUGH WHOM THE SECURITIES ARE TO BE        ---------------      OR OTHER UNITS           MARKET
    SECURITIES         OFFERED OR EACH MARKET MAKER WHO IS          BROKER-DEALER         TO BE SOLD              VALUE
    TO BE SOLD               ACQUIRING THE SECURITIES                FILE NUMBER       (See instr. 3(c))    (See instr. 3(d))
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   Common                  UBS Warburg LLC                                                 500,000             12,505,000
                           299 Park Avenue, 29th Floor
                           New York, NY 10171
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         (e)                       (f)                    (g)
   NUMBER OF SHARES            APPROXIMATE            NAME OF EACH
    OR OTHER UNITS             DATE OF SALE            SECURITIES
      OUTSTANDING            (Mo.  Day  Yr.)            EXCHANGE
   (See instr. 3(e))        (See instr. 3(f))       (See instr. 3(g))
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     32,449,000                  3/13/02                  NASDAQ
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INSTRUCTIONS:
   1.  (a) Name of issuer
       (b) Issuer's I.R.S. Identification Number
       (c) Issuer's S.E.C. file number, if any
       (d) Issuer's address, including zip code
       (e) Issuer's telephone number, including area code

   2. (a) Name of person for whose account the securities are to be sold
       (b) Such person's Social Security or I.R.S. Identification Number
       (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of the immediate family of any of the foregoing)
       (d) Such person's address, including zip code

   3.  (a) Title of the class of securities to be sold
       (b) Name and address of each broker through whom the securities are intended to be sold
       (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
       (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
       (e) Number of shares or other units of the class outstanding, or if debt securities, the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
       (f) Approximate date on which the securities are to be sold
       (g) Name of each securities exchange, if any, on which the securities are intended to be sold

SEC 653 Rev. 4/85

                         TABLE I--SECURITIES TO BE SOLD
   Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the Payment of all or any part of the purchase price or other consideration therefor:

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     TITLE OF    DATE YOU    NATURE OF ACQUISITION    NAME OF PERSON FROM        AMOUNT OF         DATE OF      NATURE OF PAYMENT
    THE CLASS    ACQUIRED       TRANSACTION            WHOM ACQUIRED             SECURITIES        PAYMENT
                                                      (IF GIFT, ALSO GIVE        ACQUIRED
                                                      DATE DONOR ACQUIRED)
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   Common       7/29/90       Private Acquisition     Diversified Energies, Inc.  200,000          7/29/90              Cash
                                   Placement
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INSTRUCTIONS:
 1. If the Securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments, describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

 2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.

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              TABLE II--SECURITIES SOLD DURING THE PAST 3 MONTHS

      Furnish the following information as to all securities of the issuer sold during the past three months by the person for whose
                     account the securities are to be sold.

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   NAME AND ADDRESS OF SELLER             TITLE OF SECURITIES SOLD         DATE OF SALE         AMOUNT OF        GROSS PROCEEDS
                                                                                               SECURITIES
                                                                                                  SOLD
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           None                               None

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REMARKS:

INSTRUCTIONS:
 See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.
                                    3/13/02
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                                 DATE OF NOTICE
ATTENTION:
 The Person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.

                    /s/ Owen Kratz
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                                   SIGNATURE

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.
    Any copies not manually signed shall bear typed or printed signatures.

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 ATTENTION: INTERNATIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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